Exhibit 23.1

Consent of

Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8), pertaining to the 2009 Equity Incentive Plan of TeleNav, Inc. of our reports dated September 7, 2012 with respect to the consolidated financial statements and schedule of TeleNav, Inc. and the effectiveness of internal control over financial reporting of TeleNav, Inc. included in its Annual Report (Form 10-K) for the year ended June 30, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

September 7, 2012